Exhibit 15.3

Form of Notice of Internet Availability of Materials

SILVER BULL RESOURCES, INC.

You are receiving this communication because you hold securities in the company listed above. The company has released informational materials regarding its spin-off of its majority-owned subsidiary, Arras Minerals Corp., or “Arras,” that are now available for your review. This notice provides instructions on how to access Silver Bull Resources, Inc. (“Silver Bull”) materials. It is not a form for voting and presents only an overview of the Silver Bull materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the Silver Bull materials.

To effect the spin-off, Silver Bull will distribute Arras common shares on a pro rata basis to the holders of Silver Bull common stock. Each Silver Bull shareholder will receive one Arras common share for every one share of Silver Bull common stock. Immediately following the distribution, which is expected to be effective as of                , 2021, Arras will be a stand-alone company. Silver Bull is not soliciting proxy or consent authority from shareholders in connection with the spin-off.

HOWEVER, EACH HOLDER OF SILVER BULL COMMON STOCK THAT IS A NON-U.S. PERSON WILL HAVE THE OPTION TO PROVIDE THE FUNDS NECESSARY TO REMIT ANY APPLICABLE WITHHOLDING TAX TO THE U.S. INTERNAL REVENUE SERVICE. IF SUCH FUNDS, TOGETHER WITH ANY OTHER REQUIRED DOCUMENTATION TO BE PROVIDED FROM SUCH HOLDER, ARE NOT RECEIVED BY THE APPLICABLE DEADLINE, THEN, IF APPLICABLE, A PORTION OF THE ARRAS COMMON SHARES OTHERWISE DISTRIBUTABLE TO SUCH HOLDER WILL BE WITHHELD AND SOLD (ON SUCH HOLDER’S BEHALF) IN ORDER TO PAY ANY APPLICABLE WITHHOLDING TAX.

If you are a non-U.S. holder of Silver Bull common stock that wants to provide the funds necessary to remit any applicable withholding tax, then please contact (i) your bank or brokerage firm if your Silver Bull shares are held in street name or (ii) Christopher Richards, Chief Financial Officer of Silver Bull, if you are a Silver Bull shareholder of record.

You may view the materials online at www. and easily request a paper or e-mail copy (see reverse side).

Materials Available to VIEW or RECEIVE:

Registration Statement on Form 20-F of Arras Minerals Corp. Letter of Transmittal to Registered Non-U.S. Holders of Common Stock of Silver Bull Resources, Inc.

How to View Online:
Visit: www. . Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY TELEPHONE:	1-833-684-1546
2) BY E-MAIL*:	cssinquiries@olympiatrust.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS INFORMATIONAL MATERIALS

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